April 23, 2003

Lisa Capps
Investor Relations
WFS Financial
Phone: (949) 727-1002
Email: Investor_Relations@WFSFinancial.com

WFS Financial Reports Record First Quarter Net Income

•	Net income rose 35% to a record $24.6 million for the quarter

•	Earnings per share increased 20% to $0.60 for the quarter

•	Total revenues grew 31% to $173 million for the quarter

•	Delinquencies declined 109 basis points to 2.41% at end of the quarter

•	Remaining off balance sheet trusts were re-consolidated

Irvine, CA: WFS Financial Inc (Nasdaq:WFSI) today reported that net income increased 35% to a record $24.6 million for the first quarter of 2003 compared with $18.2 million for the same period a year ago. Earnings per diluted share rose 20% to $0.60 for the first quarter of 2003 compared with $0.50 for the same period a year earlier.

“Our record earnings represent the culmination of eliminating off balance sheet accounting as well as our ability to effectively manage our business through a difficult business environment,” said Tom Wolfe, President and CEO of WFS Financial. “Our earnings results are no longer based on estimated future cash flows from securitization transactions but rather actual cash flows earned over the life of the automobile contracts that we originate.”

Annualized credit loss experience for the first quarter increased 10 basis points to 2.86% of average managed automobile contracts compared with 2.76% for the same period a year ago. The percentage of outstanding contracts 30 days or more delinquent improved 109 basis points to 2.41% at March 31, 2003 compared with 3.50% at December 31, 2002. The allowance for credit losses as a percentage of owned contracts outstanding was 2.8% at March 31, 2003 compared with 2.9% at December 31, 2002.

“Our credit loss experience this quarter reflects continued general weakness in the economy and depressed wholesale used car prices,” said Mr. Wolfe. “However, the improvement in the percentage of automobile contracts delinquent, the percentage of repossessed automobiles in inventory and our shift to a higher concentration of prime credit quality originations are key indicators that credit trends will improve during the next few quarters.”

Automobile contract purchases totaled $1.4 billion for the first quarter of 2003, a 7% increase from the same period a year earlier. As a result of higher contract originations, the Company’s portfolio of managed automobile contracts reached $9.7 billion at March 31, 2003, up from $9.4 billion at December 31, 2002.

Total revenues grew 31% for the three months ended March 31, 2003 to $173 million compared with $132 million for the same period a year earlier.

Net interest income increased 38% to $142 million for the three months ended March 31, 2003 compared with $103 million for the same period a year ago. Net interest margin for the three months ended March 31, 2003 was 5.97% compared with 6.78% for the same period a year earlier. Net interest income increased as more automobile contracts were held on the balance sheet offset by narrower net interest margins as the Company continues to shift its portfolio to a higher percentage of prime credit quality automobile contracts.

Total noninterest income, which includes primarily automobile servicing related fee income, improved 7% to $31.0 million for the three months ended March 31, 2003 compared with $29.1 million for the same period a year earlier. This improvement was primarily the result of the elimination of non-cash amortization of residual interests offset by lower contractual servicing fees from whole loan sales and an increase in total managed automobile contracts.

Noninterest expense totaled $59.2 million or 2.5% of average managed contracts for the first quarter of 2003 compared with $52.0 million or 2.5% for the same period a year ago. The increase in noninterest expense was primarily the result of higher collection related costs.

Provision for credit losses totaled $72.8 million for the three months ended March 31, 2003 compared with $49.7 million for the same period a year ago. The increase is primarily the result of higher credit loss experience as well as setting aside allowance for credit losses for re-consolidated automobile contracts from securitization trusts formerly treated as off-balance sheet transactions.

Effective January 1, 2003, the Company re-consolidated the remaining assets of trusts for all securitization transactions that were initially treated as sales for accounting purposes. There was no gain or loss recorded as a result of this re-consolidation.

Earnings Conference Call

WFS, along with its parent company Westcorp, will host a conference call for analysts and investors at 9:00 a.m. (PDT) on Thursday, April 24, 2003. As part of this conference call, the Company’s management will discuss further the earnings results for the quarter. For a live Internet broadcast of this conference call, please go to the Company’s Web site at http://www.wfsfinancial.com to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call.

WFS is one of the nation’s largest independent automobile finance companies. WFS specializes in originating, securitizing, and servicing new and pre-owned prime and non-prime credit quality automobile contracts through its nationwide relationships with automobile dealers.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to analyses and other information, which are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to the Company’s future prospects, developments and business strategies. These statements are subject to uncertainties and factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond its control, that could cause actual results to differ materially from those expressed in or implied by these forward-looking statements.

These forward-looking statements are identified by use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” and similar terms and phrases, including references to assumptions.

The following factors are among those that may cause actual results to differ materially from the forward-looking statements:

•	Changes in general economic and business conditions;

•	Interest rate fluctuations;

•	The Company’s financial condition and liquidity, as well as future cash flow earnings;

•	Competition;

•	The level of operating expenses;

•	The effect of new laws, regulations, court decisions or significant litigation;

•	The availability of sources of funding;

•	The level of chargeoffs on the automobile contracts that we originate; and

•	Other significant unexpected events.

A further list of these risks, uncertainties and other matters can be found in the Company’s filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, the Company’s actual results may vary materially from those expected, estimated or projected. The information contained in this press release is as of April 23, 2003. The Company assumes no obligation to update any forward-looking statements to reflect future events or circumstances.

WFS FINANCIAL INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended
	March 31,

	2003	2002

	(Dollars in thousands, except
	per share amounts)
Interest income:
Loans, including fees	$244,480	$170,798
Other	2,291	634

TOTAL INTEREST INCOME	246,771	171,432
Interest expense:
Notes payable on automobile secured financing	94,266	63,380
Other	10,685	5,174

TOTAL INTEREST EXPENSE	104,951	68,554

NET INTEREST INCOME	141,820	102,878
Provision for credit losses	72,795	49,708

NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	69,025	53,170
Noninterest income:
Automobile servicing	29,277	27,247
Other	1,747	1,803

TOTAL NONINTEREST INCOME	31,024	29,050
Noninterest expense:
Salaries and associate benefits	36,402	31,624
Credit and collections	9,223	8,029
Data processing	4,239	4,261
Other	9,329	8,095

TOTAL NONINTEREST EXPENSE	59,193	52,009

INCOME BEFORE INCOME TAX	40,856	30,211
Income tax	16,241	11,997

NET INCOME	$24,615	$18,214

Earnings per common share:
Basic	$0.60	$0.50

Diluted	$0.60	$0.50

Weighted average number of common shares outstanding:
Basic	41,022,198	36,671,932

Diluted	41,065,341	36,732,122

WFS FINANCIAL INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(UNAUDITED)

	March 31, 2003	December 31, 2002

	(Dollars in thousands)
ASSETS
Cash and due from banks	$792,166	$715,807
Contracts receivable	8,880,179	7,975,503
Allowance for credit losses	(244,089)	(227,673)

Contracts receivable, net	8,636,090	7,747,830
Amounts due from trusts		101,473
Premises and equipment, net	30,731	32,084
Other	172,192	192,509

TOTAL ASSETS	$9,631,179	$8,789,703

LIABILITIES
Lines of credit – parent	$39,103	$62,048
Notes payable on automobile secured financing	8,318,376	7,323,180
Notes payable – parent	404,470	408,010
Amounts held on behalf of trustee	130,624	298,863
Other	78,504	63,070

TOTAL LIABILITIES	8,971,077	8,155,171
SHAREHOLDERS’ EQUITY
Common stock, (no par value; authorized 60,000,000 shares; issued and outstanding 41,022,603 shares in 2003 and 41,020,033 in 2002)	338,204	338,186
Paid-in capital	5,372	5,372
Retained earnings	369,415	344,800
Accumulated other comprehensive loss, net of tax	(52,889)	(53,826)

TOTAL SHAREHOLDERS’ EQUITY	660,102	634,532

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$9,631,179	$8,789,703

WFS FINANCIAL INC AND SUBSIDIARIES
OTHER SELECTED FINANCIAL DATA
(UNAUDITED)
(Dollars in thousands)

	Three Months Ended
	March 31,

	2003	2002

CONTRACT ORIGINATIONS	$1,352,053	$1,265,526

	March 31, 2003		December 31, 2002

	Amount	Percent	Amount	Percent

MANAGED CONTRACTS
Owned contracts	$8,731,673	90.48%	$7,808,557	83.15%
Off balance sheet securitizations			524,531	5.59
Whole loan sales to parent	918,556	9.52	1,056,886	11.26

Total managed contracts	$9,650,229	100.00%	$9,389,974	100.00%

	March 31, 2003		December 31, 2002

	Amount	Percent	Amount	Percent

MANAGED DELINQUENCY AND REPOSSESSIONS
Contracts managed at end of period	$9,650,229		$9,389,974

Period of delinquency
30-59 days	$165,052	1.71%	$238,204	2.54%
60 days or more	67,065	0.70	90,291	0.96

Total contracts delinquent	$232,117	2.41%	$328,495	3.50%

Total repossessions	$10,966	0.11%	$16,433	0.18%

	Three Months Ended
	March 31,

	2003	2002

MANAGED CONTRACTS LOSS EXPERIENCE
Contracts managed at end of period	$9,650,229	$8,405,634

Average contracts managed during the period	$9,533,314	$8,273,297

Gross chargeoffs	$90,779	$79,792
Recoveries	22,598	22,633

Net chargeoffs	$68,181	$57,159

Net chargeoffs as a percentage of average managed contracts outstanding during period	2.86%	2.76%

WFS FINANCIAL INC AND SUBSIDIARIES
CUMULATIVE STATIC POOL LOSS CURVES (UNAUDITED)
AT MARCH 31, 2003

The following table sets forth the cumulative static pool losses by month for all outstanding public securitized pools:

Period (1)	1998-C	1999-A	1999-B	1999-C	2000-A	2000-B	2000-C(3)	2000-D

1	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
2	0.04%	0.04%	0.04%	0.02%	0.03%	0.02%	0.04%	0.04%
3	0.11%	0.11%	0.11%	0.10%	0.10%	0.09%	0.13%	0.11%
4	0.23%	0.20%	0.26%	0.25%	0.20%	0.24%	0.27%	0.24%
5	0.39%	0.33%	0.47%	0.40%	0.36%	0.39%	0.46%	0.39%
6	0.50%	0.46%	0.66%	0.56%	0.55%	0.59%	0.65%	0.54%
7	0.61%	0.62%	0.87%	0.71%	0.71%	0.78%	0.81%	0.74%
8	0.75%	0.76%	1.00%	0.86%	0.91%	0.99%	0.93%	0.93%
9	0.86%	0.92%	1.13%	1.01%	1.10%	1.17%	1.07%	1.13%
10	1.00%	1.11%	1.24%	1.14%	1.27%	1.33%	1.24%	1.34%
11	1.17%	1.30%	1.35%	1.34%	1.45%	1.44%	1.41%	1.50%
12	1.32%	1.47%	1.44%	1.52%	1.58%	1.57%	1.62%	1.74%
13	1.48%	1.61%	1.58%	1.74%	1.73%	1.72%	1.86%	1.95%
14	1.66%	1.73%	1.74%	1.94%	1.85%	1.86%	2.04%	2.21%
15	1.79%	1.81%	1.85%	2.09%	2.00%	2.04%	2.25%	2.48%
16	1.91%	1.89%	2.03%	2.27%	2.15%	2.24%	2.45%	2.71%
17	2.01%	2.00%	2.16%	2.39%	2.37%	2.39%	2.68%	2.89%
18	2.07%	2.10%	2.30%	2.53%	2.52%	2.55%	2.88%	3.08%
19	2.11%	2.24%	2.42%	2.67%	2.67%	2.73%	3.08%	3.22%
20	2.17%	2.35%	2.50%	2.81%	2.83%	2.93%	3.23%	3.40%
21	2.24%	2.46%	2.58%	2.92%	2.99%	3.12%	3.38%	3.59%
22	2.34%	2.55%	2.67%	3.10%	3.16%	3.27%	3.54%	3.78%
23	2.43%	2.63%	2.77%	3.28%	3.34%	3.38%	3.67%	3.96%
24	2.52%	2.71%	2.87%	3.38%	3.49%	3.52%	3.83%	4.18%
25	2.62%	2.77%	3.01%	3.55%	3.63%	3.63%	4.00%	4.41%
26	2.71%	2.82%	3.14%	3.68%	3.75%	3.73%	4.16%	4.58%
27	2.80%	2.89%	3.16%	3.84%	3.86%	3.84%	4.35%	4.79%
28	2.87%	2.96%	3.29%	3.98%	3.97%	3.97%	4.50%	4.96%
29	2.90%	3.02%	3.40%	4.14%	4.09%	4.11%	4.64%	5.08%
30	2.95%	3.09%	3.50%	4.19%	4.21%	4.26%	4.79%
31	3.00%	3.17%	3.61%	4.30%	4.33%	4.40%	4.92%
32	3.02%	3.20%	3.68%	4.38%	4.47%	4.50%	5.02%
33	3.08%	3.27%	3.74%	4.46%	4.59%	4.61%
34	3.14%	3.35%	3.81%	4.57%	4.68%	4.70%
35	3.15%	3.41%	3.87%	4.66%	4.79%	4.78%
36	3.21%	3.47%	3.91%	4.76%	4.86%
37	3.25%	3.52%	3.97%	4.84%	4.93%
38	3.30%	3.55%	4.03%	4.96%
39	3.35%	3.58%	4.09%	5.03%
40	3.39%	3.61%	4.13%	5.13%
41	3.39%	3.63%	4.18%	5.20%
42	3.42%	3.66%	4.23%	5.24%
43	3.45%	3.68%	4.28%
44	3.47%	3.72%	4.33%
45	3.48%	3.75%	4.35%
46	3.50%	3.79%
47	3.52%	3.80%
48	3.56%	3.83%
49	3.58%	3.85%
50	3.60%	3.85%
51	3.62%
52	3.63%
53	3.64%
54
55
Prime Mix (2)	70%	70%	70%	67%	68%	69%	68%	68%

[Additional columns below]

[Continued from above table, first column(s) repeated]

Period (1)	2001-A	2001-B(3)	2001-C	2002-1	2002-2	2002-3	2002-4	2003-1

1	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
2	0.03%	0.03%	0.04%	0.01%	0.00%	0.02%	0.02%	0.01%
3	0.09%	0.10%	0.09%	0.06%	0.03%	0.06%	0.07%
4	0.20%	0.21%	0.20%	0.15%	0.10%	0.14%	0.16%
5	0.33%	0.33%	0.35%	0.29%	0.18%	0.27%	0.26%
6	0.50%	0.50%	0.49%	0.43%	0.32%	0.44%
7	0.70%	0.69%	0.65%	0.60%	0.49%	0.57%
8	0.84%	0.87%	0.81%	0.84%	0.66%	0.70%
9	1.04%	1.05%	0.95%	1.06%	0.82%
10	1.24%	1.22%	1.07%	1.28%	0.96%
11	1.45%	1.36%	1.20%	1.48%	1.10%
12	1.67%	1.53%	1.37%	1.67%
13	1.90%	1.67%	1.55%	1.82%
14	2.09%	1.81%	1.74%
15	2.25%	2.00%	1.97%
16	2.41%	2.19%	2.16%
17	2.54%	2.37%	2.36%
18	2.73%	2.60%	2.59%
19	2.93%	2.80%	2.78%
20	3.11%	3.01%	2.95%
21	3.34%	3.19%
22	3.54%	3.34%
23	3.72%	3.49%
24	3.92%
25	4.10%
26	4.23%
27
28
29
30
31
32
33
34
35
36
37
38
39
40
41
42
43
44
45
46
47
48
49
50
51
52
53
54
55
Prime Mix (2)	71%	71%	76%	70%	87%	85%	80%	80%

(1)	Represents the number of months since the inception of the securitization.

(2)	Represents the original percentage of prime automobile contracts securitized within each pool.

(3)	Represents loans sold to Westcorp in whole loan sales and subsequently securitized by Westcorp. We manage these contracts pursuant to an agreement with Westcorp and the securitization trust.